U.S. Gold Corp. Provides Fall 2017 Copper King Project Update

- 2017 Fall exploration programs underway

- Recently completed geophysical induced polarization (IP) survey shows additional exploration potential

-November 2017 Copper King Drill Program Initiated

ELKO, NV, November 8, 2017 – U.S. Gold Corp. (NASDAQ: USAU) today is pleased to provide an update on its Copper King property located in the Silver Crown mining district of southeast Wyoming, approximately 20 miles west of the city of Cheyenne, on the southeastern margin of the Laramie Range. The property comprises about 1,120 acres that include two Wyoming State Mining Leases covering the S½ Section 25, NE¼ Section 35 (lease# 0-40858), and all of Section 36 (lease# 0-40828), T14N, R70W, 6th PM, Laramie County, Wyoming.

Investment Highlights

●	The Copper King Project enjoys an ideal geopolitical location in mining friendly Wyoming; the state has been very supportive of US Gold Corp’s efforts to advance the project;
●	Historic reports indicate potential to expand the project beyond its current scope; and
●	Completion of a detailed property wide geophysical IP survey to confirm the northwest extension target, drill targets have been developed and an exploration drill program will commence in November 2017

2017 Exploration Program Update

U.S. Gold Corp. contracted with Jim Wright of Wright Geophysics to perform a ground magnetic survey that was completed in June 2017. A full copy of the report can be found at:

https://d1io3yog0oux5.cloudfront.net/_84b59dfd4c49b1e75dcecfcf988436ab/usgoldcorp/db/326/1463/pdf/COPPER_KING_GMAG_2017.pdf

The ground magnetic survey agrees with earlier historic magnetic work and defines a complex lithologic structural setting with two major fault sets. The north-south set is a major feature related to the eastern range front of the Laramie Mountains. Numerous magnetic anomalies, with character similar to the magnetic response of the Copper King mineralization, are offset by the structures. An obvious northwest extension of the magnetic response at the Copper King mine appears to not have been explored. This is considered a prime exploration target.

October 2017 IP Survey

Between October 13, 2017 and October 30, 2017 an induced polarization (IP) survey was completed over the Copper King property controlled by U. S. Gold Corporation. Zonge International Geosciences, Inc. carried out the survey. The objective was to delineate sulfide concentrations via the chargeability and lithologies via the resistivity. Copper mineralization, revealed by historic mining in the area, indicates IP would be the appropriate technique for detection of similar material. Structural and lithologic information, generated mostly by the resistivity parameter, is combined with data from the previous summer magnetic survey to yield a refined analysis of the property.

Jim Wright of Wright Geophysics prepared a report of the recently acquired IP data.

The full IP report dated November 5, 2017 can be found at:

https://d1io3yog0oux5.cloudfront.net/_84b59dfd4c49b1e75dcecfcf988436ab/usgoldcorp/db/326/1462/pdf/COPPER_KING_INDUCED_POLARIZATION_2017.pdf

Highlights include:

●	11-line IP survey defines new exploration targets
●	Confirms and complements previous summer aero-mag survey results
●	IP survey confirmed a moderate strength chargeability anomaly that correlates directly with known copper mineralization and revealed possible extensions to mineralization both to the east and west

U.S. Gold Corp. has analyzed the historic Copper King geological data in conjunction with the two new geophysical surveys to design an exploration drilling program. It is anticipated a drilling program will begin in November 2017 to test four new exploration targets. Several new targets have emerged as a result of the 2017 geophysical surveys. These targets have never been drilled.

November 2017 Copper King Drill Program

Four drill holes are proposed to test geophysical responses on the Copper King property. The holes target geophysical anomalies generated by ground magnetic and IP surveys conducted between June and November 2017. Figure 1 below shows the proposed drill holes in plan over topography with the hole traces projected to plan. Historic drill collars are depicted with red dots. A brief description of the targeting rational for each proposed drill hole follows:

CK PDH 17-01: The hole is intended to test a moderate strength IP anomaly, which is a direct westerly extension of the IP anomaly observed with the main ore zone. The hole is a 250 meter step-out from the main mineralized zone. An anomalous magnetic response also correlates with the IP anomaly.

CK PDH 17-02: Rational for this hole is similar to hole 1, except to the east of known mineralization. The hole is intended to test a moderate strength IP anomaly which is a direct easterly extension of the IP anomaly centered on the main zone. The target is located 400 meters east of the main zone mineralization.

CK PDH 17-03: A prominent magnetic high correlates directly with the known mineralization. This hole targets the extension of the main zone magnetic high, approximately 650 meters to the east.

CK PDH 17-04: A large magnetic anomaly, termed “The Fish” anomaly, is located 1400 meters southeast of the main zone mineralization. The hole targets the highest magnetic response along “The Fish” anomaly with an associated IP response.

Permitting

U.S. Gold Corp.’s Operations Manager Neil Whitmer has been managing the overall Copper King permitting process. Neil continues to work closely with the local authorities to advance the project towards pre-feasibility and an eventual production permit. The Copper King claims are located on all State of Wyoming lands and the State officials in Cheyenne have been supportive of U.S. Gold Corp.’s efforts to advance the project. The State of Wyoming has a 5% Net Smelter Royalty (NSR) on the project.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded U.S.-focused gold exploration and development company. U.S. Gold Corp. has a portfolio of development and exploration properties. Copper King is located in Southeast Wyoming and has a historical Preliminary Economic Assessment (PEA), done by Mine Development Associates in 2012 for Strathmore Minerals Corporation. Keystone is an exploration property on the Cortez Trend in Nevada, identified and consolidated by Dave Mathewson. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: changes in the price of gold and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company does not assume any obligations to update any of these forward-looking statements.

Cautionary Note to U.S. Investors Concerning Mineral Resources

We may use certain terms on this website, such as “measured,” “indicated,” or “inferred” mineral resources, which are defined in Canadian Institute of Metallurgy guidelines, the guidelines widely followed to comply with Canadian National Instrument 43-101-- Standards of Disclosure for Mineral Projects (“NI 43-101”). We advise U.S. investors that these terms are not recognized by the United States Securities and Exchange Commission (the “SEC”). The estimation of measured and indicated resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves under the SEC’s disclosure rules. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Mineral resources that are not mineral reserves do not have demonstrated economic viability. U.S. investors are cautioned not to assume that measured or indicated mineral resources will be converted into reserves. Inferred mineral resources have a high degree of uncertainty as to their existence and their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource exists, or is economically or legally viable. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of feasibility studies, pre-feasibility studies or other economic studies, except in prescribed cases, such as in a preliminary economic assessment under certain circumstances. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold